DEAN HELLER                       Entity #
Secretary of State                C3215-2004
204 North Carson Street, Ste 1    Document Number:
Carson City, Nevada 89701-4299    200603189990-37
(775) 684 5708                    Date Filed:
Website: secretaryofstate.biz     5/19/2006 1:34:26 AM
                                  In the office of
                                  Dean Heller
                                  Dean Heller
                                  Secretary of State



       CERTIFICATE OF AMENDMENT
    (PURSUANT TO NRS 78.385 AND 78.390)


         CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORTION
                FOR NEVADA PROFIT CORPORATIONS
      (PURSUANT TO NRS 78.385 AND 78.390-AFTER ISSUANCE OF STOCK)

1.  Name of Corporation:

      eDOLLARS, INC. #C3215-2004

2.  The articles have been amended as follows (provide article numbers, if available):


      TO CHANGE THE NAME OF THE COMPANY TO LUVOO INT, INC.

      TO INCREASE THE AUTHORIZED SHARES FROM ONE HUNDRED MILLION (100,000,000) SHARES OF COMMON STOCK AT $.001 PAR VALUE TO FIVE HUNDRED FIVE MILLION (505,000,000) SHARES CONSISTING OF FIVE HUNDRED MILLION (500,000,000) SHARES OF COMMON STOCK AT $.001 PAR VALUE AND FIVE MILLION (5,000,000) SHARES OF PREFERRED STOCK AT $.001 PAR VALUE.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting poweras may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

4.  Effective date of filing (optional):

5.  Officer Signature (REQUIRED):   /S/